UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material under §240.14a-12

BAKKT HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

10000 Avalon Boulevard, Suite 1000
Alpharetta, Georgia 30009
April 4, 2024
Dear Fellow Stockholders:
You are cordially invited to attend a special meeting (together with any adjournment, postponement or other delay thereof, the “Special Meeting”) of the stockholders of Bakkt Holdings, Inc. (the “Company,” “Bakkt,” or “we”), which will be held virtually via live webcast at 1:00 Eastern Time on April 23, 2024, at www.virtualshareholdermeeting.com/BKKT2024SM.
The Notice of Special Meeting and proxy statement accompanying this letter provide an outline of the business to be conducted at the meeting.
The principal catalysts for calling this Special Meeting are (1) the recently completed concurrent registered direct offerings, which requires stockholder approval for the issuance of the shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), that remain unissued following the initial closing and Class A Common Stock underlying the related warrants that exceed the limitations of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), as well as the issuance of the shares of Class A Common Stock underlying the alternative cashless exercise provision of the Class 2 Warrants issued in such offerings, each pursuant to the terms of the agreements thereunder and the listing rules of the NYSE, and (2) our receipt of a notice from the NYSE that we were not in compliance with the requirements of its listing rules for which we are seeking stockholder approval to effect a reverse stock split to regain compliance with the listing rules of the NYSE.
Your vote is very important regardless of the number of shares of Common Stock that you own. Whether or not you expect to attend the Special Meeting, please vote your shares by internet, by telephone, or by signing, dating and returning the accompanying proxy card in the enclosed postage-paid envelope so that your shares may be represented at the Special Meeting. Returning your proxy card or voting electronically does not deprive you of your right to attend the Special Meeting and to vote your shares at the Special Meeting.
Thank you for your cooperation and continued support.
Sincerely,
/s/ Sean Collins________________
Sean Collins
Chairman of the Board of Directors
April 4, 2024

10000 Avalon Boulevard, Suite 1000
Alpharetta, Georgia 30009
April 4, 2024
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To be held on April 23, 2024
To the Stockholders of Bakkt Holdings, Inc.:
NOTICE IS HEREBY GIVEN that a special meeting (together with any adjournment, postponement or other delay thereof, the “Special Meeting”) of the stockholders of Bakkt Holdings, Inc., a Delaware corporation (the “Company,” “Bakkt,” “we,” “us” or “our”), will be held virtually via live webcast at 1:00 p.m. Eastern Time on April 23, 2024, at www.virtualshareholdermeeting.com/BKKT2024SM for the following purposes:
•Approval of NYSE Issuance Proposal. To consider and vote upon a proposal to approve, for purposes of complying with Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (the “NYSE Manual”), the Company’s (1) issuance and sale of up to 8,772,016 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), Class 1 Warrants (“Class 1 Warrants”) to purchase up to 4,386,008 shares of Class A Common Stock and Class 2 Warrants (“Class 2 Warrants”) to purchase up to 4,386,008 shares of Class A Common Stock to Intercontinental Exchange Holdings, Inc. (“ICE”) in a subsequent closing pursuant to the securities purchase agreement, dated as of February 29, 2024, by and between the Company and ICE, and (2) the issuance of up to 14,417,531 shares of Class A Common Stock issuable upon exercise of the alternative cashless exercise provision of the Class 2 Warrants in the concurrent registered direct offerings (such shares, the “Alternative Cashless Exercise Warrants Shares”) (such proposal, the “NYSE Issuance Proposal”); and
•Approval of Reverse Stock Split and Related Matters Proposal. To consider and vote upon a proposal to effect a reverse stock split of our outstanding Class A Common Stock and Class V Common Stock, par value $0.0001 per share (the "Class V Common Stock", and together with the Class A Common Stock, the "Common Stock") at a ratio equal to 1-for-25 (the "Reverse Stock Split") and, contemporaneously with the Reverse Stock Split, a reduction in the number of authorized shares of Common Stock by a ratio corresponding to that effected in the Reverse Stock Split (such proposal, the "Reverse Stock Split and Related Matters Proposal").
The Company’s Board of Directors (the “Board”) unanimously recommends that the stockholders vote “FOR” each of the NYSE Issuance Proposal and the Reverse Stock Split and Related Matters Proposal.
The Board has fixed the close of business on March 21, 2024 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting. Therefore, each outstanding share of Common Stock entitles the holder of record of such share at the close of business on March 21, 2024 to receive notice of, and to vote at, the Special Meeting.

The accompanying proxy is solicited by the Board and the accompanying proxy statement provides a detailed description of the NYSE Issuance Proposal and the Reverse Stock Split and Related Matters Proposal. We urge you to read the accompanying proxy statement, including any annexes.
All stockholders as of the record date, or their duly appointed proxies, may virtually attend the Special Meeting.
Enclosed are our proxy statement and a proxy card. Your vote is very important. Whether or not you expect to attend the Special Meeting, we urge you to vote your shares by internet, telephone, or by signing, dating and returning the proxy card included in these materials as promptly as possible to ensure your representation at the Special Meeting. If you choose to attend the Special Meeting, you may still vote your shares virtually at the Special Meeting, even if you have previously voted or returned your proxy by any of the methods described in our proxy statement. If your shares are held in street name in a bank or brokerage account, please refer to the materials provided by your bank, broker or other nominee for voting instructions.
By Order of the Board of Directors,
/s/ Andrew Main_______________
Andrew Main
President & CEO of Bakkt
April 4, 2024

TABLE OF CONTENTS                                     Page

-i-

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Unless the context otherwise requires, all references to “Bakkt,” “we,” “us,” “our,” or the “Company” in this proxy statement and related materials refer to Bakkt Holdings, Inc. and its subsidiaries.
This proxy statement contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. You can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would,” the negative of such terms, and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to our business. Forward-looking statements in this proxy statement may include, for example, statements about:
•closing the remaining portion of the ICE Offering (as defined below);
•the Board’s determination to effect the Reverse Stock Split; and
•the potential impacts, benefits and risks associated with effecting the Reverse Stock Split.
These forward-looking statements are based on information available as of the date of this proxy statement and management’s current expectations, forecasts and assumptions, and involve a number of judgments, known and/or unknown risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable law.
You should not place undue reliance on these forward-looking statements. Should one or more of a number of known and unknown risks and uncertainties materialize, or should any of our assumptions prove incorrect, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:
•our ability to satisfy the closing conditions in the ICE Purchase Agreement (as defined below);
•our ability to continue as a going concern;
•changes in our business strategy;
•changes in the market in which we compete, including with respect to our competitive landscape, technology evolution or changes in applicable laws or regulations;
•our inability to maintain the listing of our securities on the New York Stock Exchange (the “NYSE”);
•changes in the markets that we target;

•disruptions in the crypto market that subject us to additional risks, including the risk that banks may not provide banking services to us;
•the possibility that we may be adversely affected by other economic, business, and/or competitive factors;
•the inability to launch new services and products or to profitably expand into new markets and services, or the inability to continue offering existing services or products;
•the inability to execute our growth strategies, including identifying and executing acquisitions and our initiatives to add new clients;
•our failure to comply with extensive government regulation, oversight, licensure and appraisals;
•uncertain regulatory regime governing blockchain technologies and crypto;
•the inability to develop and maintain effective internal controls and procedures;
•the exposure to any liability, protracted and costly litigation or reputational damage relating to our data security;
•the impact of any goodwill or other intangible assets impairments on our operating results; and
•other risks and uncertainties indicated in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed on March 25, 2024.

Bakkt Holdings, Inc.
10000 Avalon Boulevard, Suite 1000
Alpharetta, Georgia 30009
April 4, 2024
PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS
To be Held On April 23, 2024, at 1:00 p.m. Eastern Time
Virtually by Live Webcast at:
www.virtualshareholdermeeting.com/BKKT2024SM
QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND OUR SPECIAL MEETING
Why am I receiving these materials?
The Board of Directors (the “Board”) of Bakkt Holdings, Inc. (the “Company,” “we” or “Bakkt”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at Bakkt’s Special Meeting of Stockholders to be held on April 23, 2024, at 1:00 p.m. Eastern Time (together with any adjournment, postponement or other delay thereof, the “Special Meeting”), for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being distributed to you beginning on April 4, 2024. As a stockholder, you are invited to attend the Special Meeting and are requested to vote on the proposals described in this proxy statement.
The proposals to be voted on at the Special Meeting are:
•Approval of NYSE Issuance Proposal. To consider and vote upon a proposal to approve, for purposes of complying with Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual (the “NYSE Manual”), the Company’s (1) issuance and sale of up to 8,772,016 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), Class 1 Warrants (“Class 1 Warrants”) to purchase up to 4,386,008 shares of Class A Common Stock and Class 2 Warrants (“Class 2 Warrants”) to purchase up to 4,386,008 shares of Class A Common Stock to Intercontinental Exchange Holdings, Inc. (“ICE”) in a subsequent closing pursuant to the securities purchase agreement, dated as of February 29, 2024, by and between the Company and ICE (the “ICE Purchase Agreement”), and (2) the issuance of up to 14,417,531 shares of Class A Common Stock upon exercise of the alternative cashless exercise provision of the Class 2 Warrants in the concurrent registered direct offerings (such shares, the “Alternative Cashless Exercise Warrants Shares”) (such proposal, the “NYSE Issuance Proposal”); and
•Approval of Reverse Stock Split and Related Matters Proposal. To consider and vote upon a proposal to effect a reverse stock split of our outstanding Class A Common Stock and Class V Common Stock, par value $0.0001 per share (the “Class V Common Stock”, and together with the Class A Common Stock, the “Common Stock”) at a ratio equal to 1-for-25 (the “Reverse Stock Split”) and, contemporaneously with the Reverse Stock Split, a reduction in the number of authorized shares of Common Stock by a ratio corresponding to that effected in the Reverse Stock Split (such proposal, the “Reverse Stock Split and Related Matters Proposal”).

Holders of the Common Stock will not be entitled to appraisal, dissenters’ or similar rights in connection with these proposals.
What are the Board’s recommendations on how to vote my shares?
The Board unanimously recommends a vote:
•Proposal 1: “FOR” the approval of the NYSE Issuance Proposal.
•Proposal 2: “FOR” the approval of the Reverse Stock Split and Related Matters Proposal.
What is a proxy?
A proxy is your legal designation of another person to vote the stock you own in the event that you are unable to cast your vote directly at the meeting. The person you designate is your “proxy,” and you give the proxy authority to vote your shares at the meeting—according to your instructions—by submitting your voting instructions online, by telephone, or via a physical proxy card. We have designated our Chief Executive Officer, Andrew Main, our Chief Financial Officer, Karen Alexander, and our General Counsel and Secretary, Marc D’Annunzio, to serve as proxies for the Special Meeting.
Why is the Company seeking approval of the NYSE Issuance Proposal?
On February 29, 2024, the Company entered into the ICE Purchase Agreement with Intercontinental Exchange Holdings, Inc. (“ICE”), our majority stockholder, relating to the issuance and sale of up to 11,534,025 shares of Class A Common Stock, Class 1 Warrants to purchase up to 5,767,012 shares of Class A Common Stock, and Class 2 Warrants to purchase up to 5,767,012 shares of Class A Common Stock (collectively, the “ICE Offering”). Concurrently with the ICE Offering, the Company entered into a securities purchase agreement (the “Third-Party Purchase Agreement” and, together with the ICE Purchase Agreement, the “Purchase Agreements”) with certain institutional investors (the “Third-Party Purchasers”), whereby the Company agreed to issue and sell to the Third-Party Purchasers an aggregate of 34,917,532 shares of Class A Common Stock, including 4,917,532 shares of Class A Common Stock issued upon exercise of certain of the Pre-Funded Warrants (as defined below) prior to the consummation of the transactions contemplated by the Third-Party Purchase Agreement (the “Third-Party Closing”), Class 1 Warrants to purchase an aggregate of 23,068,051 shares of Class A Common Stock, Class 2 Warrants to purchase an aggregate of 23,068,051 shares of Class A Common Stock and Pre-Funded Warrants (“Pre-Funded Warrants”) to purchase an aggregate of 11,218,570 shares of Class A Common Stock, which excluded Pre-Funded Warrants exercised prior to the Third-Party Closing (collectively, the “Third-Party Offering” and, together with the ICE Offering, the “Concurrent Offerings”).
On March 4, 2024, the Company closed the sale and issuance (1) to ICE of 2,762,009 shares of Class A Common Stock, Class 1 Warrants to purchase up to 1,381,004 shares of Class A Common Stock and Class 2 Warrants to purchase up to 1,381,004 shares of Class A Common Stock, and (2) of all of the securities to the Third-Party Purchasers under the Third-Party Offering. The closing of the issuance and sale of the remaining 8,772,016 shares of Class A Common Stock (the “Incremental ICE Shares”), Class 1 Warrants to purchase up to 4,386,008 shares of Class A Common Stock and Class 2 Warrants to purchase up to 4,386,008 shares of Class A Common Stock in the ICE Offering (the shares underlying such Class 1 Warrants and Class 2 Warrants, the “Incremental ICE Warrant Shares”) is conditioned on the Company obtaining stockholder approval for such issuances under the rules and regulations of the NYSE and other customary closing conditions. In addition, the Company agreed to seek stockholder approval for the issuance of the shares of

Class A Common Stock issuable upon exercise of the alternative cashless exercise provision of the Class 2 Warrants.
Our Board and management team have explored a wide variety of options that would allow us to raise funds and strengthen our balance sheet, including various equity fundraisings, PIPE transactions, structured products, strategic partnerships, and secured debt options. These have included potential transactions sourced with a range of capital markets advisors, as well as opportunities originated in-house by our management team. Our Board and management team have concluded that the transactions with ICE and the Third-Party Purchasers, respectively, are in the best interest of the Company. We can provide no assurance that we would be successful in raising alternative funds through additional equity or debt financings or that such funds would be raised at prices that do not create substantial dilution for our existing stockholders. As a result, we are seeking stockholder approval of the NYSE Issuance Proposal, and the Board unanimously recommends that you vote (1) “FOR” the approval of the NYSE Issuance Proposal.
Why is the Company seeking to implement the Reverse Stock Split and Related Matter Proposal?
The reverse stock split is being proposed to increase the market price of the Class A Common Stock to satisfy the $1.00 minimum closing bid price required under Section 802.01C of the NYSE Manual to avoid delisting of our Class A Common Stock from the NYSE. In addition, an increased stock price may, among other things, increase the attractiveness of our Class A Common Stock to the investment community.
What happens if the NYSE Issuance Proposal is approved?
If the NYSE Issuance Proposal is approved, we will, subject to the satisfaction of the other closing conditions set forth in the ICE Purchase Agreement, close on the issuance and sale of the Incremental ICE Shares and the accompanying Class 1 Warrants and Class 2 Warrants (together, the “Warrants” and each, a “Warrant”) for aggregate gross proceeds of approximately $7.6 million at a purchase price of $0.8670 per share of Class A Common Stock and accompanying Warrant.
What happens if the Reverse Stock Split and Related Matters Proposal is approved?
If the Reverse Stock Split and Related Matters Proposal is approved, the Board will have the ability to determine whether to effect the Reverse Stock Split. If we effect the Reverse Stock Split, we will also contemporaneously undertake such action as is required to effect the Authorized Share Reduction.
What are the consequences if the NYSE Issuance Proposal is not approved?
If the Company is unable to obtain approval of this NYSE Issuance Proposal or a similar proposal in the future, it will be unable to issue and sell the ICE Incremental Shares and the accompanying Class 1 Warrants and Class 2 Warrants under the ICE Purchase Agreement, the issuance of which would result in aggregate gross proceeds to the Company of approximately $7.6 million. If the Company is unable to consummate such issuance, the Company may determine to adjust its operating plan or otherwise forego potential strategic initiatives aimed at growing the business. Further, the holders of the Class 2 Warrants will be unable to exercise such Warrants under the alternative cashless exercise provision contained therein.

What are the consequences if the Reverse Stock Split and Related Matters Proposal is not approved?
If the Company is unable to obtain approval of this Reverse Stock Split and Related Matters Proposal, it does not anticipate that it will otherwise be able to meet the $1.00 minimum closing bid price continued listing requirement of the NYSE on or before the six-month anniversary following the NYSE notification, and its Class A Common Stock and the Public Warrants could be delisted from the NYSE. If the Company is delisted from the NYSE, it may be forced to seek to be traded on the OTC Bulletin Board or the “pink sheets,” which would require its market makers to request that the Company’s Class A Common Stock and/or Public Warrants be so listed. There are a number of negative consequences that could result from the Company’s delisting from the NYSE, including, but not limited to, the following:

•the liquidity and market price of the Company’s Class A Common Stock and Public Warrants may be negatively impacted and the spread between the “bid” and “asked” prices quoted by market makers may be increased;

•the Company’s access to capital may be reduced, causing it to have less flexibility in responding to its capital requirements;

•the Company’s institutional investors may be less interested in, or prohibited from, investing in its Class A Common Stock and Public Warrants, which may cause the market price of its Class A Common Stock and Public Warrants to decline;

•the Company’s securities would generally no longer be deemed “covered securities” under Section 18 of the Securities Act of 1933, as amended, and, as a result, the Company would be subject to additional state securities regulations in connection with the issuance of its securities to investors, employees and others; and

•if the Company’s stock is traded as a “penny stock,” transactions in its stock would be more difficult and cumbersome.
When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?
This proxy statement and accompanying proxy card, or for shares held in street name (held for your account by a broker or other nominee), voting instruction form, are scheduled to be first sent to stockholders beginning on or about April 4, 2024.
When is the record date for the Special Meeting?
The Board has fixed the record date for the Special Meeting as of the close of business on March 21, 2024.
What shares can I vote?
Each share of our Class A Common Stock and share of our Class V Common Stock issued and outstanding as of the close of business on March 21, 2024, the record date for the Special Meeting, is entitled to vote on all items being considered at the Special Meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares you own through an account with a broker, bank, trustee, or other intermediary, sometimes referred to as owning in “street name.” On the record date, we had 141,798,069 shares of Class A Common Stock issued and outstanding and 179,883,479 shares of Class V Common Stock issued and outstanding.
How many votes am I entitled to per share?
For all matters described in this proxy statement for which your vote is being solicited, each holder of a share of Common Stock is entitled to one vote for such share of Common Stock held by such holder as of the record date.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Many stockholders beneficially own shares held in “street name” by a broker, bank, trustee, or other nominee rather than holding the shares directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
•Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by our mailing agent. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies at the Special Meeting. You may vote online or by telephone as described below under the heading “How can I vote my shares without attending the Special Meeting?” You may also vote by mail by following the instructions on your proxy card.
•Beneficial Owner. If your shares are held in a brokerage account or by another intermediary, you are considered the beneficial owner of shares held in street name, and the proxy materials were forwarded to you by your broker, bank, trustee, or other nominee. As the beneficial owner, you have the right to direct your broker, bank, trustee, or other nominee how to vote your shares, and you are also invited to attend the Special Meeting.
What do I need to do to attend the Special Meeting?
We will be hosting the Special Meeting via live audio webcast only.
•Stockholder of Record. If you were a stockholder of record as of the record date, then you may attend the Special Meeting virtually, and will be able to submit your questions during the meeting and vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/BKKT2024SM. To attend and participate in the Special Meeting, you will need the control number included on your proxy card. The Special Meeting live audio webcast will begin promptly at 1:00 p.m., Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 12:30 p.m., Eastern time, and you should allow ample time for the check-in procedures.
•Street Name Stockholders. If you were a street name stockholder as of the record date and your voting instruction form indicates that you may vote your shares through the proxyvote.com website, then you may access and participate in the Special Meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials.

Otherwise, street name stockholders should contact their bank, broker or other nominee and obtain a legal proxy in order to be able to attend and participate in the Special Meeting.
If you do not comply with the procedures outlined above, you may not be admitted to the Special Meeting.
Please let us know if you plan to attend the meeting virtually by indicating your plans when prompted if you vote online or by telephone, or by marking the appropriate box on your proxy card if you vote by mail.
Will the Special Meeting be webcast?
Yes, it will be webcast at www.virtualshareholdermeeting.com/BKKT2024SM.
How can I vote my shares at the Special Meeting, and what are the deadlines?
Stockholder of Record. If you are a stockholder of record, you may vote in one of the following ways:
•by Internet at www.proxyvote.com, 24 hours a day, 7 days a week, until 11:59 pm, Eastern time, on April 22, 2024 (have your proxy card in hand when you visit the website);
•by toll-free telephone at the phone number listed on your proxy card, 24 hours a day, 7 days a week, until 11:59 pm, Eastern time, on April 22, 2024 (have your proxy card in hand when you call);
•by completing, signing and mailing your proxy card, which must be received prior to the Special Meeting; or
•by attending the Special Meeting virtually at www.virtualshareholdermeeting.com/BKKT2024SM, where you may vote during the meeting (have your proxy card in hand when you visit the website).
Street Name Stockholders. If you are a street name stockholder, then you will receive voting instructions from your broker, bank or other nominee. The availability of Internet and telephone voting options will depend on the voting process of your broker, bank or other nominee. We therefore recommend that you follow the voting instructions in the materials you receive. If your voting instruction form or indicates that you may vote your shares through the proxyvote.com website, then you may vote those shares at the Special Meeting with the control number indicated on that voting instruction form or notice of internet availability of proxy materials. Otherwise, you may not vote your shares at the Special Meeting unless you obtain a legal proxy from your broker, bank or other nominee.
What is the deadline for voting my shares?
If you hold shares as a stockholder of record, we must receive your vote before the polls close at the Special Meeting, except that proxies submitted via the Internet, telephone, or by mail must be received by 11:59 p.m. Eastern Time on April 22, 2024.

If you hold shares in street name, please follow the voting instructions provided by your broker, bank or other nominee. You may vote these shares at the Special Meeting only if at the Special Meeting you provide a legal proxy obtained from your broker, bank or other nominee.
Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Special Meeting. If you are the stockholder of record, you may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), or (ii) providing a written notice of revocation to our corporate secretary at Bakkt Holdings, Inc., 10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia 30009, Attn: Secretary, prior to your shares being voted. Attendance at the Special Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held in street name, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee following the instructions they provided.
Is there a list of stockholders entitled to vote at the Special Meeting?
The names of stockholders of record entitled to vote at the Special Meeting will be available at the Special Meeting and from our corporate secretary for ten days prior to the Special Meeting for any purpose germane to the Special Meeting, between the hours of 9:00 a.m. and 4:30 p.m., at our corporate headquarters at 10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia 30009.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Bakkt or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.
How many shares must be present or represented to conduct business at the Special Meeting?
Holders of a majority in voting power of the stock issued and outstanding and entitled to vote as of the record date must be present or represented by proxy, also referred to as a quorum, to hold and transact business at the Special Meeting. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner. Because the NYSE Issuance Proposal requires the approval of the majority of votes cast affirmatively or negatively by the holders of Common Stock, abstentions and “broker non-votes” will have no effect on the outcome of the NYSE Issuance Proposal. Abstentions and “broker non-votes” will count as votes “AGAINST” the Reverse Stock Split and Related Matters Proposal, because such proposal requires the affirmative vote of a majority of the voting power of outstanding shares of our capital stock as of the record date. If there is no quorum, the chairperson of the meeting or the holders of a majority of the issued and outstanding shares of stock present at the Special Meeting may adjourn the meeting to another date.

Who will solicit and who will bear the cost of soliciting proxies for the Special Meeting?
We will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting proxies. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks, trustees, and other nominees for the cost of forwarding proxy materials to beneficial owners.
What vote is required to approve each item?
Required Vote—NYSE Issuance Proposal (Proposal 1). The proposal to approve, for purposes of complying with Section 312.03 of the NYSE Manual, the Company’s issuance of the Excess Shares (as defined below), must be approved by a majority of the votes cast affirmatively or negatively on such matter. However, in order to satisfy Section 312.03 of the NYSE Manual, the Company will not treat this NYSE Issuance Proposal as having passed unless it is approved by a majority of the votes cast affirmatively or negatively by the holders of shares of Common Stock, excluding shares of Class A Common Stock acquired under the Purchase Agreements, outstanding as of the record date. Abstentions and “broker non-votes”, if any, will have no effect on the vote on the NYSE Issuance Proposal.
Required Vote—Reverse Stock Split and Related Matters (Proposal 2). The affirmative vote of a majority of the voting power of the outstanding shares of our capital stock as of the record date will be required to approve this Reverse Stock Split and Related Matters Proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.
If the Special Meeting is postponed for any purpose, at any subsequent reconvening of the Special Meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Special Meeting unless you withdraw or revoke your proxy.
Could other matters be decided at the Special Meeting?
No business may be transacted at the Special Meeting except that referred to in the Notice of the Special Meeting, or in a supplemental notice given also in compliance with the provisions of the Company’s By-laws, or such other business as may be germane or supplementary to the business that is stated in the Notice of the Special Meeting or any supplemental notice. The Company does not know of any other matters that may be presented for action at the Special Meeting other than the NYSE Issuance Proposal and the Reverse Stock Split and Related Matters Proposal.
What happens if the Special Meeting is postponed?
The Special Meeting may be adjourned or postponed for the purpose of, among other things, soliciting additional proxies. Unless a new record date is fixed, your proxy will still be valid and may be voted at the adjourned or postponed meeting. You will still be able to change your proxy until it is voted.

What does it mean if I receive more than one proxy card or voting instruction form?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.
Where can I find the voting results of the Special Meeting?
We will announce preliminary voting results at the Special Meeting. We will also disclose voting results in a Current Report on Form 8-K (a “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) within four business days after the Special Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Special Meeting, we will file a Form 8-K to publish preliminary results and, within four business days after final results are known, file an additional Form 8-K to publish the final results.

PROPOSAL 1—THE NYSE ISSUANCE PROPOSAL
Background
On February 29, 2024, the Company entered into the Third-Party Purchase Agreement with the Third-Party Purchasers. The Third-Party Closing occurred on March 4, 2024. At the Third-Party Closing, pursuant to the Third-Party Purchase Agreement, the Company issued and sold to the Third-Party Purchasers an aggregate of 34,917,532 shares of Class A Common Stock, including 4,917,532 shares of Class A Common Stock issued upon exercise of certain of the Pre-Funded Warrants prior to the Third-Party Closing, Class 1 Warrants to purchase an aggregate of 23,068,051 shares of Class A Common Stock, Class 2 Warrants to purchase an aggregate of 23,068,051 shares of Class A Common Stock and Pre-Funded Warrants to purchase an aggregate of 11,218,570 shares of Class A Common Stock, which excluded Pre-Funded Warrants exercised prior to the Third-Party Closing. The offering of such securities was conducted in a registered direct offering. The purchase price of each share of Class A Common Stock and accompanying Class 1 Warrant or Class 2 Warrant was $0.8670 and the purchase price of each Pre-Funded Warrant and accompanying Warrant was $0.8669.
In the ICE Offering, on February 29, 2024, the Company entered into the ICE Purchase Agreement with ICE, pursuant to which the Company agreed to sell to ICE up to 11,534,025 shares of Class A Common Stock, Class 1 Warrants to purchase up to 5,767,012 shares of Class A Common Stock, and Class 2 Warrants to purchase up to 5,767,012 shares of Class A Common Stock. The purchase price of each share of Class A Common Stock and accompanying Warrant in the ICE Offering is $0.8670.
On March 4, 2024, the Company closed the sale and issuance to ICE of 2,762,009 shares of Class A Common Stock, Class 1 Warrants to purchase up to 1,381,004 shares of Class A Common Stock and Class 2 Warrants to purchase up to 1,381,004 shares of Class A Common Stock. The closing of the issuance and sale of the remaining 8,772,016 shares of Class A Common Stock, Class 1 Warrants to purchase up to 4,386,008 shares of Class A Common Stock and Class 2 Warrants to purchase up to 4,386,008 shares of Class A Common Stock in the ICE Offering is conditioned on the Company obtaining stockholder approval for such issuances under the rules and regulations of the NYSE and other customary closing conditions.
The Class 1 Warrants and Class 2 Warrants have an exercise price of $1.0200 per share, which will be payable in cash or on a cashless basis, will generally be exercisable beginning on September 4, 2024 and will expire on September 4, 2029. The Class 1 Warrants and Class 2 Warrants have identical terms and conditions, except that the Class 2 Warrants also contain an alternative cashless exercise provision that, after the Company obtains the approval of the NYSE Issuance Proposal, will allow the holder of each Class 2 Warrant to exercise such Class 2 Warrant on a cashless basis and receive a number of shares of Class A Common Stock equal to 50% of the shares of Class A Common Stock then underlying the Class 2 Warrant if the closing trading price of shares of Class A Common Stock is lower than the exercise price of the Class 2 Warrants for each of the three (3) trading days ending on the trading day prior to the date on which notice of exercise is given. Each of the Third-Party Purchasers and ICE received Class 1 Warrants to purchase 50% of the number of shares of Class A Common Stock issued to such purchaser, rounded down to the nearest whole share, and Class 2 Warrants to purchase 50% of the number of shares of Class A Common Stock issued to such purchaser, rounded down to the nearest whole share. The Warrants contain customary adjustment, assumption or cash-out provisions in the event of a sale of the Company. The Pre-Funded Warrants have identical terms to the Class 1 Warrants except that each Pre-Funded Warrant is exercisable for one (1) share of Class A Common Stock at an exercise price of $0.0001 per share, the Pre-Funded Warrants are immediately exercisable and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full and, in the event of a fundamental transaction, the holders of Pre-Funded Warrants are entitled to receive shares of Class A Common Stock of the successor or acquiring corporation or the Company, if it is the surviving corporation, and any additional consideration receivable by holders of Class A Common Stock in such fundamental transaction.
Under the Purchase Agreements, the Company agreed to seek stockholder approval for the issuance of the Incremental ICE Shares, the Incremental ICE Warrant Shares and the shares of Class A Common Stock issuable upon exercise of the alternative cashless exercise provision of the Class 2 Warrants (together, the “Excess Shares”), each in accordance with the rules and regulations of the NYSE. The purpose of this NYSE Issuance Proposal is to seek the requisite approval for the issuance of the Excess Shares under Section 312.03 of the NYSE Manual.
In connection with the Concurrent Offerings, ICE entered into a voting support agreement with the Company (the “Voting Support Agreement”), pursuant to which ICE agreed, among other things, to vote in favor of the matters contemplated by this NYSE Issuance Proposal, subject to the limitations set forth in the Voting Agreement between the Company and ICE (the “Voting Agreement”). Under the Voting Agreement, ICE agreed, subject to certain exceptions, to irrevocably appoint a proxy, designated by the Board, to vote the number of its shares of Common Stock that exceeds 30% of the shares entitled to vote on such matter in the same percentages for and against such matter as votes were cast for and against such matter by all of the Company’s other stockholders. As such, under the Voting Support Agreement and the Voting Agreement, ICE has agreed (i) to vote the shares of Common Stock that it owns constituting 30% of the outstanding Common Stock in favor of this NYSE Issuance Proposal and (ii) to vote the remainder of its shares of Common Stock for and against this NYSE Issuance Proposal as votes are cast for and against this NYSE Issuance Proposal by all of the Company’s other stockholders.
In connection with the closings that occurred on March 4, 2024, the Company raised aggregate net proceeds from the Concurrent Offerings of approximately $42.4 million, after deducting the placement agent’s fees and estimated offering expenses payable by the Company. The Company expects to raise gross proceeds of approximately $7.6 million from the issuance of the Incremental ICE Shares and the related Class 1 Warrants and Class 2 Warrants. The Company would not receive any proceeds to the extent the Class 2 Warrants are exercised under the alternative cashless exercise feature.
The numerical and price information included in this NYSE Issuance Proposal do not give effect to the potential actions contemplated by the Reverse Stock Split and Related Matters Proposal.
Reason for Request for Stockholder Approval
The Class A Common Stock is listed on the NYSE and, as a result, the Company is subject to the rules and regulations of the NYSE. Section 312.03 of the NYSE Manual requires an issuer to obtain stockholder approval prior to the issuance of common stock in any transaction or series of related transactions, if, among other things: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of common stock. The issuance of the Excess Shares would result in the aggregate shares of Class A Common Stock being issued in the Concurrent Offerings exceeding 20% of the voting power on the Company’s common stock before the issuances in the Concurrent Offerings.

Additionally, Rule 312.03(b)(i) of the NYSE Manual requires stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, where such securities are issued as consideration in a transaction or series of related transactions in which a director, officer, a controlling shareholder or member of a control group or any other substantial security holder of the company that has an affiliated person who is an officer or director of the Company (each an “Active Related Party”) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance ICE may be deemed to be an Active Related Party. As such, because the issuance to ICE of the Incremental ICE Shares would have resulted in ICE receiving greater than one percent of the voting power on the Company’s Class A Common Stock outstanding before the issuances in the Concurrent Offering, the Company is seeking approval for such issuance under this NYSE Issuance Proposal.
The Excess Shares will have the same rights and privileges as the shares of Class A Common Stock currently authorized and outstanding. Holders of Class A Common Stock are not entitled to preemptive rights to purchase Class A Common Stock or other securities or to cumulative voting rights in relation to the potential issuance of the Excess Shares.
The Board believes that authorizing the issuance of the Excess Shares is fair to and in the best interests of the Company and the Company’s stockholders.
Effect of Vote in Favor of this NYSE Issuance Proposal
A vote in favor of this NYSE Issuance Proposal is a vote in favor of approving, for purposes of the rules of the NYSE, the issuance of the Incremental ICE Shares, the Incremental ICE Warrant Shares and the Alternative Cashless Exercise Warrant Shares, which (i) when aggregated with the other shares of Class A Common Stock issued previously under the Purchase Agreements would exceed 19.99% of the voting power of the Company’s Common Stock before the entrance into the Purchase Agreements and (ii) in respect of the Incremental ICE Shares and the Incremental ICE Warrant Shares, when aggregated with the other shares of Class A Common Stock issued to ICE on March 4, 2024, would result in ICE receiving shares of Class A Common Stock in excess one percent of the voting power of the Company’s Class A Common Stock before the entrance into the ICE Purchase Agreement. Obtaining stockholder approval for such issuance is a condition precedent to the Company being able to consummate the closing of the Incremental ICE Shares and the related Incremental ICE Warrant Shares. Further, the Company is obligated under the Purchase Agreements to seek approval for the issuance of the Excess Shares.
Approval of this NYSE Issuance Proposal will not affect the rights or privileges of current holders of outstanding shares of Class A Common Stock or Class V Common Stock. Approval will, however, allow the Company to, subject to the satisfaction of other conditions, issue the 8,772,016 Incremental ICE Shares and corresponding Incremental ICE Warrant Shares to purchase up to an aggregate of 8,772,016 shares of Class A Common Stock, at a purchase price of $0.8670 per share and accompanying warrant, which is higher than the current trading price for the Company’s Class A Common Stock.
Sales of substantial amounts of Class A Common Stock or warrants to purchase shares of Class A Common Stock could cause the market price of Class A Common Stock to decline.

Interests of Certain Persons
When you consider the Board’s recommendation in favor of this NYSE Issuance Proposal, you should be aware the Company's directors and some stockholders may have interests that may be different from, or in addition to, the interests of other stockholders. In particular, ICE is an existing stockholder of the Company and holds greater than ten percent (10%) of the Company’s capital stock. In addition, an affiliate of ICE employs David Clifton, who is currently serving on the Board. The Concurrent Offerings, however, were approved by a special committee of the Board comprised solely of disinterested directors, of which David Clifton was not a member.
Also, as described above, under the Voting Support Agreement and the Voting Agreement, ICE has agreed (i) to vote the shares of Common Stock that it owns constituting 30% of the outstanding Common Stock in favor of this NYSE Issuance Proposal and (ii) to vote the remainder of its shares of Common Stock for and against this NYSE Issuance Proposal as votes are cast for and against this NYSE Issuance Proposal by all of the Company’s other stockholders. As of the record date, ICE held 7,476,345 shares of Class A Common Stock and 170,079,462 shares of Class V Common Stock, which together constitute approximately 55.2% of the Company’s outstanding Common Stock. If the NYSE Issuance Proposal is approved and we close the issuance sale of an additional 8,722,016 shares of Class A Common Stock to ICE, ICE will hold approximately 57.9% of the Company’s outstanding Common Stock.
Additionally, the Company has the following agreements and arrangements with ICE and its affiliates:
Opco LLC Agreement
At the closing of the Company’s business combination with VPC Impact Acquisition Holdings (the “Sponsor”) on October 15, 2021 (the “Public Closing”), the existing second amended and restated limited liability company agreement of Bakkt Opco Holdings, LLC (f/k/a Bakkt Holdings, LLC) (“Opco”) was amended and restated in its entirety in accordance with its terms, and the third amended and restated limited liability company agreement of Opco (the “Opco LLC Agreement”) was adopted. The Company, as the managing member of Opco, has the sole vote on matters that require a vote of members under the Opco LLC Agreement or applicable law, except that holders constituting the Required Interest have certain consent rights. “Required Interest” means one or more members (excluding the managing member) holding a majority of the common units of Opco (“Opco Common Units”) then owned by all of the members, excluding the Opco Common Units held by the managing member or any members controlled by the managing member (unless no person other than the managing member holds Opco Common Units, then the Required Interest will be the managing member). For example, the managing member may not, without the prior written consent of a Required Interest, engage in any transaction that results in the direct or indirect transfer of all or any portion of the managing member’s interest in Opco in connection with (a) a merger, consolidation or other combination involving the managing member, on the one hand, and any other person, on the other hand, or (b) a sale, lease, exchange or other transfer of all or substantially all of the assets of the managing member not in the ordinary course of its business, whether in a single transaction or a series of related transactions, or (c) a direct or indirect transfer of all or substantially all of the managing member’s interest in Opco, subject to certain exceptions.

We, as managing member of Opco, may, in our sole discretion, authorize distributions to the Opco members. All such distributions must be made pro rata in accordance with each member’s interest in Opco, which is based on the number of Opco Common Units held by a member bears to the total number of Opco Common Units owned by all of the members.
The Opco LLC Agreement provides for tax-related cash distributions to the holders of Opco Common Units (“tax distributions”). Generally, tax distributions will be the pro rata distribution amount necessary to permit the Company to receive an aggregate annual tax distribution that is not less than the sum of (a) our U.S. federal, state, local and non-U.S. income tax liabilities plus (b) the amount necessary to satisfy our payment obligations pursuant to the Tax Receivable Agreement (as defined below).
Registration Rights Agreement
Concurrently with the Public Closing, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Sponsor, the Opco equity holders (“Opco Equity Holders”) and certain other parties named therein. Pursuant to the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of registrable securities held by the Opco Equity Holders as soon as practicable after the Public Closing, but in any event within 30 days after the Public Closing, such that the holders of such registrable securities may from time to time sell such securities. We have provided the holders of registrable securities under the Registration Rights Agreement with certain underwritten offering demand rights, provided that the demanding holders in the aggregate hold at least $50.0 million of registrable securities. The holders of registrable securities will have certain rights to require us to register the resale of registrable securities on Form S-3, if available for use by us. The holders of registrable securities will be entitled to certain customary “piggyback” registration rights on all registration statements of ours.
Under the Registration Rights Agreement, we agreed to indemnify the holders of registrable securities and certain third parties against any losses or damages resulting from any untrue statement or omission of a material fact in any registration statement or prospectus pursuant to which they sell shares of the Company. Holders of registrable securities agreed to indemnify us and our officers and directors and controlling persons against all losses caused by their misstatements or omissions in any such registration statement or prospectus.
Stockholders Agreement
At the Public Closing, we, the Sponsor and the Opco Equity Holders entered into a Stockholders Agreement (the “Stockholders Agreement”), pursuant to which such parties caused the initial Board to be comprised of eight directors, (i) one of whom was designated by the Sponsor, (ii) one of whom was designated by Opco and (iii) the remainder of whom were jointly designated by the Sponsor and Opco, and a majority of whom qualified as “independent directors” under NYSE listing rules, with the directors being divided into three (3) classes, with each class serving for staggered three (3)-year terms.
The Opco Equity Holders and the Company also agreed, among other things, that the arrangements under the Stockholders Agreement are not intended to constitute the formation of a “group” as defined in Section 13(d)(3) of the Exchange Act.
Public Closing Voting Agreement

As discussed above, we entered into the Voting Agreement with ICE. The Voting Agreement will terminate if the voting power represented by the shares of Class A Common Stock and shares of Class V Common Stock beneficially owned by ICE and its affiliates falls below 50% of the total voting power of the Common Stock issued and outstanding and entitled to vote at any time. See Background above for more information.
Exchange Agreement
At the Public Closing, we, Opco and certain Opco Equity Holders entered into an Exchange Agreement, which provides for the exchange of Opco Common Units and a corresponding number of shares of Class V Common Stock into shares of Class A Common Stock or an amount in cash equal to the value of the shares.
Pursuant to the terms of the Exchange Agreement, the Opco Equity Holders may, after the six-month anniversary of the Public Closing, at any time and from time to time, but no more than once per calendar month without our or Opco’s prior written consent, exchange all or any portion of their vested Opco Common Units (along with the cancellation of the paired shares of Class V Common Stock) for the same number of shares of Class A Common Stock, provided that no holder of Opco Common Units may exchange less than 25,000 Opco Common Units in any single exchange unless such Opco Equity Holder is exchanging all of his, her or its Opco Common Units. We may, in lieu of delivering shares of Class A Common Stock for any Opco Common Units surrendered for exchange, pay an amount in cash per Opco Common Units equal to the volume weighted average price per share of Class A Common Stock over the five consecutive full trading days ending on and including the last full trading day immediately prior to the date of the receipt of the written notice of the exchange. The initial exchange rate will be one Opco Common Unit and the cancellation of one share of Class V Common Stock for one share of Class A Common Stock.
Tax Receivable Agreement
At the Public Closing, we, and certain Opco Equity Holders entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”). Pursuant to the Tax Receivable Agreement, among other things, Opco Equity Holders may, subject to certain conditions exchange the Opco Common Units held by them (along with a corresponding number of shares of Class V Common Stock), for Class A Common Stock on a one-for-one basis, subject to the terms of the Exchange Agreement, including our right to elect to deliver cash in lieu of Class A Common Stock and, in certain cases, adjustments as set forth therein. Opco will have in effect an election under Section 754 of the Code for each taxable year in which an exchange of Opco Common Units for Class A Common Stock (or cash) occurs.
The exchanges are expected to result in increases in the tax basis of the tangible and intangible assets of Opco. These increases in tax basis may reduce the amount of tax that we would otherwise be required to pay in the future. These increases in tax basis may also decrease gains (or increase losses) on future dispositions of certain capital assets to the extent tax basis is allocated to those capital assets.
The Tax Receivable Agreement provides for the payment by us to exchanging Opco Equity Holders of 85% of certain net income tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis and certain other tax attributes of Opco and tax benefits related to entering into the Tax Receivable Agreement, including tax benefits attributable to payments under the Tax Receivable

Agreement. This payment obligation is an obligation of ours and not of Opco. For purposes of the Tax Receivable Agreement, the cash tax savings in income tax will be computed by comparing the actual income tax liability of ours (calculated with certain assumptions) to the amount of such taxes that we would have been required to pay had there been no increase (or decrease) to the tax basis of the assets of Opco as a result of Opco having an election in effect under Section 754 of the Code for each taxable year in which an exchange of Opco Common Units for Class A Common Stock occurs and had we not entered into the Tax Receivable Agreement. Such increase or decrease will be calculated under the Tax Receivable Agreement without regard to any transfers of Opco Common Units or distributions with respect to such Opco Common Units before the exchange under the Exchange Agreement to which Section 743(b) or 734(b) of the Code applies.
Cooperation Agreement
At the Public Closing, we and ICE entered into a cooperation agreement, which contains certain cooperation, information sharing and related provisions that facilitate compliance by ICE and its affiliates with its accounting, financial reporting, public disclosure and similar requirements insofar as they relate ICE’s ownership interest in us and Opco.
Effect of Not Obtaining Required Vote for Approval of this NYSE Issuance Proposal
If the Company is unable to obtain approval of this NYSE Issuance Proposal or a similar proposal in the future, it will be unable to issue and sell the ICE Incremental Shares and the accompanying Class 1 Warrants and Class 2 Warrants under the ICE Purchase Agreement, the issuance of which would result in aggregate gross proceeds to the Company of approximately $7.6 million. If the Company is unable to consummate such issuance, the Company may determine to adjust its operating plan or otherwise forego potential strategic initiatives aimed at growing the business.
Required Vote
The approval of the issuance of the Excess Shares must be approved by a majority of the votes cast affirmatively or negatively on such matter. However, in order to satisfy Section 312.03 of the NYSE Manual, the Company will not treat this NYSE Issuance Proposal as having passed unless it is approved by a majority of the votes cast affirmatively or negatively by the holders of shares of Common Stock, excluding shares of Class A Common Stock acquired under the Purchase Agreements, outstanding as of the record date. Abstentions and “broker non-votes”, if any, will have no effect on the vote on the NYSE Issuance Proposal.
Recommendation of the Board
EVERY VOTE MATTERS. THE BOARD RECOMMEND YOU VOTE “FOR” APPROVAL OF THIS NYSE ISSUANCE PROPOSAL.

PROPOSAL 2—THE REVERSE STOCK SPLIT AND RELATED MATTERS PROPOSAL
Background and Considerations
On March 13, 2024, we were notified by the NYSE that we were not in compliance with Section 802.01C of the NYSE Manual (the “Listing Rule”) because the average closing stock price of a share of our Class A Common Stock was less than $1.00 per share over a consecutive 30 trading-day period.
Pursuant to the Listing Rule, the Company has six months following the NYSE notification to regain compliance with the Listing Rule, during which time the Class A Common Stock will continue to be listed on the NYSE.
Though we continue to monitor the closing bid price for our Class A Common Stock and to assess potential actions to regain compliance with the Listing Rule, the Board has determined that it would be advisable and in our best interests and in the best interests of our stockholders to pursue the Reverse Stock Split.
On March 25, 2024, the Board voted unanimously to approve, adopt and declare advisable, and to recommend to our stockholders that they approve at this Special Meeting, an amendment of our current Certificate of Incorporation (the “Reverse Stock Split Amendment”) to effect, at the discretion of the Board, at any time prior to the one year anniversary of the date of this Special Meeting (the “Anniversary Date”), the Reverse Stock Split and contemporaneously with the Reverse Stock Split, a reduction to the number of shares authorized in the same proportion as the Reverse Stock Split Ratio. If approved by our stockholders at the Special Meeting and at the discretion of the Board, the Company would effect the Reverse Stock Split and the Authorized Share Reduction by causing the filing of an amendment to the Current Certificate, a copy of which is attached as Annex A to this proxy statement, with the Delaware Secretary of State.
As described below, the Board, in its discretion, also may determine not to effect the Reverse Stock Split and the Authorized Share Reduction. The Company will not effect the Reverse Stock Split without also effecting the Authorized Share Reduction, and vice versa. If the Board, in its discretion, determines not to effect the Reverse Stock Split and Authorized Share Reduction prior to the Anniversary Date, the Reverse Stock Split and Authorized Share Reduction will both be abandoned. If our stockholders approve the Reverse Stock Split Amendment at this Special Meeting, no further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split or the Authorized Share Reduction.
The Reverse Stock Split Amendment, if effected, will effect a Reverse Stock Split of the issued and outstanding shares of Common Stock at a reverse stock split ratio of 1-for-25 (the “Reverse Stock Split Ratio”). If the Reverse Stock Split is effected, we would contemporaneously effect the Authorized Share Reduction, such that the 1,000,000,000 authorized shares of Common Stock, consisting of 750,000,000 shares of Class A Common Stock and 250,000,000 shares of Class V Common Stock would be reduced proportionately pursuant to the Reverse Stock Split Ratio, such that the Company would have 40,000,000 authorized shares of common stock, consisting of 30,000,000 shares of Class A Common Stock and 10,000,000 shares of Class V Common Stock. See “—Implementation of the Reverse Stock Split—Effect on Common Stock” below for more information.
Reasons for the Reverse Stock Split
The purpose of the Reverse Stock Split is to increase the trading price per share of our Class A Common Stock, as fewer shares will be outstanding. The Board believes that the increased trading price per share of our Class A Common Stock expected as a result of implementing the Reverse Stock Split may improve the marketability and liquidity of our Class A Common Stock, as well as the marketability of our securities that are convertible into shares of Class A Common Stock, including our public warrants to purchase Class A Common Stock listed on the NYSE (the “Public Warrants”). It is also anticipated that an increase in the trading price per share of our Class A Common Stock will encourage institutional and retail interest and trading in our Class A Common Stock, as well as increase the number of investment analysts that provide research reports on the Company and our Class A Common Stock.
In addition, the Board recognizes that brokerage commissions, as a percentage of total transaction value, tend to be relatively higher for lower-priced stocks. As a result, certain stockholders and investors may also be dissuaded from purchasing lower-priced stocks due to anticipated transaction costs. It is possible that an increase in the trading price per share of our Class A Common Stock anticipated after the Reverse Stock Split may reduce this concern among stockholders and investors, which may increase the marketability and liquidity of our Class A Common Stock.
Authorized Share Reduction
Delaware law does not require a reduction in the total number of authorized shares of Class A Common Stock or Class V Common Stock contemporaneously with the implementation of the Reverse Stock Split. However, if approved by our stockholders at the Special Meeting and implemented by the Board, in its discretion, the authorized number of shares of Common Stock also would be reduced proportionately pursuant to the Reverse Stock Split Ratio. The Board believes that after the Authorized Share Reduction, the number of shares of Class A Common Stock available for future issuance is sufficient for current anticipated future needs, and does not anticipate future issuance of shares of Class V Common Stock at this time.
Implementation of the Reverse Stock Split
Effect on Common Stock
If the Reverse Stock Split Amendment is approved by stockholders at the Special Meeting, there will be no impact on stockholders until the Board, in its discretion, determines to implement the Reverse Stock Split. The Reverse Stock Split, once implemented through the adoption of the certificate of amendment attached hereto as Annex A, would uniformly affect all holders of Common Stock and other securities exercisable or exchangeable for, or convertible into, Common Stock, including our outstanding warrants and equity grants, and would not affect any such holder’s percentage ownership interest or proportionate voting power, except for the elimination of fractional shares of Common Stock as described under “—Implementation of the Reverse Stock Split—Fractional Shares” below.
If approved by our stockholders at the Special Meeting and implemented by the Board, in its discretion, the principal effects of the Reverse Stock Split Amendment on holders of Common Stock would be that:
•the issued and outstanding shares of Common Stock owned by a stockholder (or held by the Company in treasury) will be combined into a lower number of shares of Common Stock based on the Reverse Stock Split Ratio, with any fractional shares being treated as described under “—Implementation of the Reverse Stock Split—Fractional Shares” below;

•the total number of issued and outstanding shares of Common Stock (or shares held by the Company in treasury) would be reduced based on the Reverse Stock Split Ratio, with any fractional shares being treated as described under “—Implementation of the Reverse Stock Split—Fractional Shares” below; and
•the number of authorized shares of Common Stock (and each of the Class A Common Stock and Class V Common Stock) will be contemporaneously and proportionally reduced based upon the Reverse Stock Split Ratio.
The following table contains approximate information, based on share information as of the record date, relating to our Common Stock based on the Reverse Stock Split assuming that the Reverse Stock Split Amendment is approved by stockholders at the Special Meeting and implemented by the Board, in its discretion:

	Pre-Reverse Stock Split	Post-Reverse Stock Split
Authorized shares
Authorized Class A Common Stock	750,000,000	30,000,000
Authorized Class V Common Stock	250,000,000	10,000,000
Authorized preferred stock	1,000,000	1,000,000
Total authorized shares (1)	1,001,000,000	41,000,000
Shares issued and outstanding (2)
Class A Common Stock	141,798,069	5,671,923
Class V Common Stock	179,883,479	7,195,339
Total shares issued and outstanding	321,681,548	12,867,262
Outstanding warrants
Public warrants	7,140,808	285,632
Class 1 warrants	7,148,016	285,921
Class 2 warrants	7,148,016	285,921
Total warrants issued and outstanding	21,436,840	857,474
Outstanding options, restricted stock units, and other awards
Outstanding stock options	0	0
Outstanding restricted stock units	9,206,910	368,277
Total outstanding options, restricted stock units, and other awards	9,206,910	368,277
Shares available for future issuance under the 2021 Omnibus Incentive Plan	33,636,903	1,345,477
(1)    The number of authorized shares of preferred stock will remain unchanged, but is displayed in the foregoing table for the sake of completeness.
(2)    The number of shares of Common Stock issued and outstanding and issued but not outstanding reflect rounding down to the nearest whole share. Any fractional shares will be treated as described under “—Implementation of the Reverse Stock Split—Fractional Shares” below.
Effect on Equity Compensation Arrangements and Warrants

If approved by our stockholders at the Special Meeting and implemented by the Board, in its discretion, the principal effects of the Reverse Stock Split Amendment on the holders of the restricted stock units and other securities granted or issued and outstanding under the 2021 Omnibus Incentive Plan would be that:
•PSUs, RSUs and Other Equity-Based Awards — The number of shares issuable under outstanding PSUs, RSUs and all other outstanding equity-based awards would be reduced proportionately by the Reverse Stock Split Ratio and any applicable market-based performance metrics for any PSUs or RSUs would be adjusted accordingly;
•Shares Available for Issuance under Equity Incentive Plans — The number of shares of Common Stock authorized for future issuance under our equity incentive plans would be proportionately reduced by the Reverse Stock Split Ratio and other similar adjustments would be made under the 2021 Omnibus Incentive Plan; and
•Warrants and Other Securities Exercisable or Exchangeable for, or Convertible into Common Stock — The exercise, exchange or conversion price of all other outstanding securities that are exercisable or exchangeable for, or convertible into, shares of Common Stock, including the Class 1 Warrants, Class 2 Warrants, Public Warrants and the shares of Class A Common Stock payable as contingent consideration pursuant to that certain Membership Interest Purchase Agreement, dated as of November 2, 2022, by and among the Company and certain parties thereto, would be increased proportionately by the inverse of the Reverse Stock Split Ratio and the number of shares of Common Stock issuable upon such exercise, exchange or conversion would be reduced proportionately by the Reverse Stock Split Ratio.
Additional effects of the Reverse Stock Split Amendment are discussed below.
Effect on Par Value
The Reverse Stock Split Amendment will not affect the par value of our Common Stock, which will remain at $0.0001 per share. As a result, the stated capital on our balance sheet attributable to Common Stock, which consists of the par value per share of Common Stock multiplied by the aggregate number of shares of Common Stock issued as of the date of such balance sheet, will be reduced in proportion to the Reverse Stock Split Ratio upon implementation (subject to minor adjustments in respect of the treatment of fractional shares). Our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently issued shares of Common Stock, will be credited with the corresponding amount by which the stated capital is reduced. Our total stockholders’ equity, in the aggregate, will remain unchanged as a result of the Reverse Stock Split and Authorized Share Reduction. The shares of our Common Stock held in treasury will also be reduced proportionally based on the Reverse Stock Split Ratio. After the implementation of the Reverse Stock Split, our net income or net loss per share and the net book value per share of Common Stock will increase, as compared to the per share amounts absent the Reverse Stock Split, because there will be fewer shares of Common Stock outstanding. All historic and per share amounts in our financial statements and related footnotes (for periods after the Reverse Stock Split and, on a pro forma basis, for periods prior to the Reverse Stock Split) in future SEC filings will be revised to reflect the Reverse Stock Split.
Fractional Shares
We do not plan to issue fractional shares in connection with the Reverse Stock Split. Stockholders who would otherwise hold fractional shares because the number of shares of Class A Common Stock or Class V

Common Stock they hold before the Reverse Stock Split is not evenly divisible by the Reverse Stock Split Ratio will be entitled to receive cash (without interest, and subject to any required tax withholding applicable to a holder) in lieu of such fractional shares.
The cash amount to be paid to each holder of shares of Class A Common Stock would be equal to the resulting fractional interest in one share of our Class A Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Class A Common Stock on the trading day immediately after the effectiveness of the Reverse Stock Split (as adjusted to give effect to the Reverse Stock Split), without interest. Fractional interests in the common units of Bakkt Opco Holdings, LLC would also be paid out in cash, applying the same per-share price, and fractional interests in the related shares of Class V Common Stock would be paid out in cash with reference to their right to receive $0.0001 upon specified events in our Current Certificate We do not anticipate that the aggregate cash amount paid by us for fractional interests will be material. Stockholders should be aware that, under the escheat laws of certain jurisdictions, sums due for fractional interests that are not timely claimed after the funds are made available may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to obtain the funds directly from the state to which they were paid.
Certain Risks and Potential Disadvantages Associated with the Reverse Stock Split and the Authorized Share Reduction
Stockholders should recognize that, if the Reverse Stock Split is effected, they will own a lower number of shares than they currently own. Except for minor adjustments that may result from the treatment of fractional shares as described above, the Reverse Stock Split will not have any substantial dilutive effect on our stockholders since each stockholder will hold the same percentage of Class A Common Stock or Class V Common Stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the Reverse Stock Split (subject to the treatment of fractional shares as described herein).
While we expect that the Reverse Stock Split will result in an increase in the trading price per share of our Class A Common Stock and the Public Warrants, the Reverse Stock Split may not increase the trading price per share of Class A Common Stock or price per Public Warrant in proportion to the reduction in the number of shares of our Class A Common Stock issued and outstanding. The history of reverse stock splits for other companies is varied, particularly since some stockholders and investors may view a reverse stock split negatively. The Company can provide no assurance that the Reverse Stock Split will result in a permanent increase in the trading price per share of Class A Common Stock or price per Public Warrant, which depends on many factors. Although we believe the Reverse Stock Split may enhance the marketability of our Class A Common Stock and Public Warrants to certain potential investors, we cannot assure you that, if implemented, our Common Stock and Public Warrants will be more attractive to investors.
If a Reverse Stock Split is effected and the trading price per share of Class A Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. The liquidity of our Class A Common Stock and Public Warrants may be negatively impacted by the Reverse Stock Split, given the reduced number of shares of Class A Common Stock that would be outstanding after the Reverse Stock Split, particularly if the trading price per share of Class A Common Stock or price per Public Warrant does not increase as a result of the Reverse Stock Split. In addition, the Reverse Stock Split will likely increase the number of stockholders who own odd lots (i.e., shares in increments of less than 100 shares). Stockholders who hold odd lots typically experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Accordingly, a Reverse Stock Split may not achieve all of the desired results described in this Reverse Stock Split and Related Matters Proposal.
The Board considered all of the foregoing factors and determined that seeking stockholder approval for the Reverse Stock Split Amendment is in the best interests of the Company and its stockholders. As noted below, even if stockholders approve the Reverse Stock Split Amendment, the Board, in its discretion, reserves the right not to effect the Reverse Stock Split Amendment if the Board, in its discretion, does not deem it to be in the best interests of the Company or its stockholders at the time.
Implementation of the Reverse Stock Split Amendment
Assuming that stockholder approval of the Reverse Stock Split Amendment is obtained, the Board retains the discretion to effect, or not to effect, the Reverse Stock Split and the Authorized Share Reduction at any time prior to the Anniversary Date. The Company will not effect the Reverse Stock Split without also effecting the Authorized Share Reduction, and vice versa. The Reverse Stock Split and Authorized Share Reduction would be implemented by filing the Reverse Stock Split Amendment with the Delaware Secretary of State, which would be effective immediately upon filing or at such time as the Company may specify at the time of filing (the “Effective Time”).
If the Board, in its discretion, determines not to effect the Reverse Stock Split and Authorized Share Reduction prior to the Anniversary Date, the Reverse Stock Split Amendment will be abandoned and may not be effected without further stockholder approval. If our stockholders approve the Reverse Stock Split Amendment at the Special Meeting, no further action on the part of stockholders will be required to either implement or abandon the Reverse Stock Split or the Authorized Share Reduction. By voting in favor of the approval of the Reverse Stock Split Amendment, each stockholder is expressly also authorizing the Board to determine not to proceed with, and to abandon, the Reverse Stock Split Amendment if it should so decide.
Continued SEC Reporting Requirements and NYSE Stock Listing
After the Effective Time, Bakkt would continue to be subject to periodic reporting and other requirements under the Exchange Act, the Class A Common Stock and Public Warrants would continue to be listed on the NYSE under the symbol “BKKT” and “BKKT WS,” respectively.
New CUSIP Numbers
After the Effective Time, the post-Reverse Stock Split shares of Class A Common Stock would have a new Committee on Uniform Securities Identification Procedures (“CUSIP”) number, which is a number used to identify the Company’s equity securities. We do not currently expect that the Public Warrants will require a new CUSIP number after the Effective Time.
Effect on Registered and Beneficial Holders of Common Stock and Public Warrants
After the Effective Time, shares of Common Stock held by stockholders and Public Warrants held by warrant holders, in each case that hold their shares through a broker or other nominee, will be treated in the same manner as shares held by registered stockholders or warrant holders that hold their shares or Warrants in their names. Brokers and other nominees that hold shares of Class A Common Stock or Public Warrants will be instructed to effect the Reverse Stock Split for the beneficial owners of such shares of Class A Common

Stock or Public Warrants, as applicable. However, those brokers or other nominees may implement different procedures than those to be followed by registered stockholders and registered warrant holders for processing the Reverse Stock Split, particularly with respect to the treatment of fractional shares. Stockholders and warrant holders whose shares of Class A Common Stock or Public Warrants, as applicable, are held in the name of a broker or other nominee are encouraged to contact their broker or other nominee with any questions regarding the procedure of implementing the Reverse Stock Split with respect to their shares of Class A Common Stock and Public Warrants.
Effect on Registered “Book-Entry” Holders of Common Stock and Warrants
Registered holders of shares of Common Stock may hold some or all of their shares of Common Stock electronically in book-entry form under the direct registration system for the securities. Those stockholders will not have stock certificates evidencing their ownership of shares of Class A Common Stock or Class V Common Stock, but generally have a statement reflecting the number of shares of Class A Common Stock or Class V Common Stock registered in their accounts. Stockholders that hold registered shares of Class A Common Stock or Class V Common Stock in book-entry form do not need to take any action to receive post-Reverse Stock Split shares of Class A Common Stock or Class V Common Stock. Any such stockholder that is entitled to post-Reverse Stock Split shares of Common Stock will automatically receive, at the stockholder’s address of record, a transaction statement indicating the number of post-Reverse Stock Split shares of Class A Common Stock or Class V Common Stock held following the implementation of the Reverse Stock Split.
No Impact on Preferred Stock
The Reverse Stock Split and Authorized Share Reduction will not change the number of authorized shares of preferred stock under the Current Certificate. Likewise, the Reverse Stock Split Amendment will not impact the ability of the Company to issue preferred stock in the future.
No Going-Private Transaction
Neither the Reverse Stock Split nor the Authorized Share Reduction is intended to be a first step in a series of steps leading to a “going private transaction” pursuant to Rule 13e-3 under the Exchange Act. Implementing the Reverse Stock Split and Authorized Share Reduction would not be reasonably likely to result in, and would not have a purpose to, produce a “going private” effect.
Anticipated Impact on Dividend
The Company has not historically paid dividends to stockholders. Although the Board reserves the right to change the Company’s dividend policy in the future, the Board does not currently anticipate that the Reverse Stock Split, if implemented by the Board, in its discretion, will result in a change to the Company’s dividend policy.
No Appraisal or Dissenters’ Rights
Under Delaware law and the Current Certificate, holders of Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split Amendment.

Interests of Directors and Executive Officers
Certain of our directors and executive officers have an interest in this Reverse Stock Split and Related Matters Proposal as a result of their ownership of shares of Common Stock and other securities that are convertible into shares of Common Stock. However, we do not believe that directors and executive officers have interests in this Reverse Stock Split and Related Matters Proposal that are different than or greater than those of any of our other stockholders.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split Amendment
The following is a summary of material U.S. federal income tax consequences of the Reverse Stock Split to holders of Class A Common Stock and Class V Common Stock. This summary is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect. Any such change or differing interpretation could affect the tax consequences described below.
We have not sought and will not seek an opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.
This summary is limited to holders of Class A Common Stock and Class V Common Stock that are U.S. holders, as defined below, and that hold Class A Common Stock or Class V Common Stock as a capital asset (generally, property held for investment).
This summary is for general information only and does not address all U.S. federal income tax considerations that may be applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, such as, for example, brokers and dealers in securities, currencies or commodities, banks and financial institutions, regulated investment companies, real estate investment trusts, expatriates, tax-exempt entities, governmental organizations, traders in securities that elect to use a mark-to-market method of accounting for their securities, certain former citizens or long-term residents of the United States, insurance companies, persons holding shares of Class A Common Stock or Class V Common Stock as part of a hedging, integrated, or conversion transaction or a straddle or persons deemed to sell shares of Class A Common Stock or Class V Common Stock under the constructive sale provisions of the Code, persons that hold more than 5% of the outstanding Class A Common Stock or Class V Common Stock, persons that hold Class A Common Stock or Class V Common Stock in an individual retirement account, 401(k) plan or similar tax-favored account, or partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities. This summary does not address any U.S. federal tax consequences other than U.S. federal income tax consequences (such as estate or gift tax consequences), the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or foreign tax consequences.
For purposes of this summary, a “U.S. holder” means a beneficial owner of Class A Common Stock, Class V Common Stock that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.
If an entity (or arrangement) classified as a partnership for U.S. federal income tax purposes holds shares of Class A Common Stock or Class V Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If a holder of Class A Common Stock or Class V Common Stock is a partner of a partnership holding shares of Class A Common Stock or Class V Common Stock, as applicable, such holder should consult his or her own tax advisor.
This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. Holders of Class A Common Stock and Class V Common Stock are urged to consult their own tax advisor with respect to the application of United States federal income tax laws to their particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws) or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
The Reverse Stock Split is intended to be treated as a “recapitalization” for U.S. federal income tax purposes under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. Assuming the Reverse Stock Split qualifies as a recapitalization, except as described below with respect to cash received in lieu of a fractional share, a U.S. holder will not recognize any gain or loss for U.S. federal income tax purposes upon the Reverse Stock Split. In the aggregate, a U.S. holder’s tax basis in our Common Stock received pursuant to the Reverse Stock Split (excluding the portion of the tax basis that is allocable to any fractional share) will equal the U.S. holder’s tax basis in its Common Stock surrendered in the Reverse Stock Split in exchange therefor, and the holding period of the U.S. holder’s Common Stock received pursuant to the Reverse Stock Split will include the holding period of our Common Stock surrendered in the Reverse Stock Split in exchange therefor.
In general, a U.S. holder who receives a cash payment in lieu of a fractional share will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s tax basis of our Common Stock surrendered in the Reverse Stock Split that is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in its Common Stock surrendered in the Reverse Stock Split is more than one year as of the date of the Reverse Stock Split. The deductibility of net capital losses by individuals and corporations is subject to limitations.
U.S. holders that have acquired different blocks of Class A Common Stock or Class V Common Stock at different times or at different prices are urged to consult their own tax advisors regarding the allocation of their aggregated adjusted basis among, and the holding period of, Class A Common Stock or Class V Common Stock.
Information returns generally will be required to be filed with the IRS with respect to the payment of cash in lieu of a fractional share made pursuant to the Reverse Stock Split unless such U.S. holder is an exempt recipient and timely and properly establishes the exemption. In addition, payments of cash in lieu of a fractional share made pursuant to the Reverse Stock Split may, under certain circumstances, be subject to backup withholding, unless a U.S. holder timely provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules are not additional tax and may be refunded or credited against the U.S. holder’s U.S. federal income tax liability, provided that the U.S. holder timely furnishes the required information to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Vote Required
The affirmative vote of a majority of the voting power of the outstanding shares of our capital stock as of the record date will be required to approve this Reverse Stock Split and Related Matters. Any abstentions or “broker non-votes”, or failing to vote by ballot at the Special Meeting or proxy, will have the same effect as votes against this Reverse Stock Split and Related Matters Proposal.
EVERY VOTE MATTERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT AND RELATED MATTERS PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of March 21, 2024 by:
•each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;
•each of our named executive officers;
•each of our directors; and
•all of our executive officers and directors as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.
We have based our calculation of the percentage of beneficial ownership on (1) 141,798,069 shares of our Class A common stock and (2) 179,883,479 shares of Class V common stock, each outstanding as of March 21, 2024. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of March 21, 2024 or issuable pursuant to RSUs which are subject to vesting and settlement conditions expected to occur within 60 days of March 21, 2024, to be outstanding and to be beneficially owned by the person holding the stock option or RSU for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each person or entity listed in the table is c/o Bakkt Holdings, Inc., 10000 Avalon Boulevard, Suite 1000, Alpharetta, Georgia 30009.

Name of Beneficial Owner	Number of Shares of Class A Common Stock(1)	% of Class A Common Stock	Number of Paired Interests(2)	% of Paired Interests	Total Number of Shares of Class A Common Stock and Class V Common Stock	% of Total Voting Power(3)
Greater than 5% Stockholders:
Intercontinental Exchange Holdings, Inc.(4)	7,476,345	5.27%	170,079,462	94.55%	177,555,807	55.20%
Named Executive Officers and Directors:
Gavin Michael(5)	2,886,210	2.04%	-	-	2,886,210	*
Karen Alexander	166,267	*	-	-	166,267	*
Marc D'Annunzio(6)	423,170	*	1,204,712	*	1,627,882	*
De'Ana Dow	194,320	*	-	-	194,320	*
Michelle J. Goldberg	99,686	*	-	-	99,686	*
David Clifton(6)	-	*	100,077	*	100,077	*
Gordon Watson	122,108	*	-	-	122,108	*
Sean Collins	10,090	*	-	-	10,090	*
Richard Lumb	99,686	*	-	-	99,686	*
Andrew Main	311,462	*	-	-	311,462	*
Jill Simeone	104,634	*	-	-	104,634	*
All directors and executive officers as a group (11 person)	4,417,633	3.09%	1,304,789	*	5,722,422	1.77%

*	Represents less than 1%.
(1)	Each share of Class A Common Stock entitles the holder thereof to one vote per share.
(2)	Each Paired Interest consists of one common unit in Opco and one share of Class V Common Stock, the latter of which entitles the holder to one vote per share of Class V Common Stock. Pursuant to the Exchange Agreement, beginning on April 16, 2022, each Paired Interest may be exchanged for a share of Class A Common Stock on a one-for-one ratio basis, subject to the terms of the Exchange Agreement, including the Company’s right to elect to deliver cash in lieu of Class A Common Stock and, in certain cases, adjustments as set forth therein.
(3)	Represents percentage of voting power of holders of Class A Common Stock and Class V Common Stock voting together as a single class.
(4)	Based solely on a Schedule 13D/A filed with the SEC on March 4, 2024. Does not reflect the shares underlying the currently outstanding Class 1 Warrants or Class 2 Warrants, the Incremental ICE Shares or the Incremental ICE Warrant Shares. ICE is party to the Voting Support Agreement, pursuant to which ICE agreed, among other things, to vote in favor of the matters contemplated by the NYSE Issuance Proposal, subject to the limitations set forth in the Voting Agreement. Under the Voting Agreement, ICE agreed, subject to certain exceptions, to irrevocably appoint a proxy, designated by the Board, to vote the number of its shares of Common Stock that exceeds 30% of the shares entitled to vote on such matter in the same percentages for and against such matter as votes were cast for and against such matter by all of the Company’s other stockholders, including the NYSE Issuance Proposal and the Reverse Stock Split and Related Matters Proposal. For more information, please read the full language of such proposals above. ICE’s principal business address is 5660 New Northside Drive, Atlanta, GA 30328.
(5)	On March 18, 2024, Mr. Michael and the Company entered into a release agreement (the “Release Agreement”), providing, among other things, for Mr. Michael’s resignation as President, Chief Executive Officer, as an employee of the Company and as a director, effective as of end of day on March 25, 2024. Includes (1) 614,920 shares of Class A Common Stock resulting from the acceleration of performance stock units, and (2) 1,131,800 shares of Class A Common Stock resulting from the acceleration of restricted stock units, each pursuant to the Release Agreement.
(6)	Includes Paired Interests directly held by Bakkt Management, LLC (“Bakkt Management”), corresponding to the vested portion of units in Bakkt Management directly held by each noted person. Subject to certain limitations, units in Bakkt Management are, at the request of the holder, redeemable for an equal number of Paired Interests.

GENERAL MATTERS
Stockholders Sharing an Address / Household
Only one copy of this Proxy Statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders.
We will undertake to deliver promptly, upon written or oral request, a separate copy to a stockholder at a shared address to which a single copy of this Proxy Statement was delivered. To receive a separate copy of this Proxy Statement, or to receive separate copies in the future, or if two stockholders sharing an address have received two copies of any of these documents and desire to only receive one, you may please contact our mailing agent, Broadridge, either by calling (800) 579-1639, via the Internet at http://www.proxyvote.com, or via email at sendmaterial@proxyvote.com.
Stockholder Proposals and Nominations
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Under Rule 14a-8(e) of the Exchange Act, to submit a proposal for inclusion in our Proxy Statement for the 2024 Annual Meeting of Stockholders, stockholder proposals were required to be received by March 8, 2024 by our Secretary at our principal executive offices at 10000 Avalon Boulevard, Suite 1000, Alpharetta, GA 30009.
Our By-Laws also establish an advance notice procedure for stockholders who wish to present a proposal or nominate a director at an annual meeting, but do not seek to include the proposal or director nominee in our proxy statement. In order to be properly brought before our 2024 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our By-Laws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than February 7, 2024, and
•no later than March 8, 2024.
In the event that we hold our 2024 annual meeting more than 30 days before, or more than 70 days following, the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:
•no earlier than the 120th day prior to the day of our 2024 annual meeting, and
•no later than the later of (x) the 90th day before the meeting or (y) the 10th day following the day on which public announcement of the date of the annual meeting is first made by us.
If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

In addition to satisfying the foregoing requirements under our By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under our By-Laws.
Availability of By-Laws
A copy of our By-Laws may be obtained by accessing our public filings on the SEC's website at www.sec.gov. You may also contact our Secretary at our principal executive office for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.
Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. Additionally, you may access our filings with the SEC through our website at https://investors.bakkt.com/financials/sec-filings. The information on our website or any other website referenced in this proxy statement is not part of this proxy statement.
We will provide you without charge, upon your oral or written request, with a copy of any or all reports, proxy statements and other documents we file with the SEC. Requests for such copies should be directed to:

Investor Relations
Bakkt Holdings, Inc.
10000 Avalon Boulevard, Suite 1000
Alpharetta, Georgia 30009
Telephone number: (678) 534-5849
If you would like to request documents from the Company, please do so at least 10 business days before the date of the Special Meeting in order to receive timely delivery of those documents prior to the Special Meeting.
You should rely only on the information contained in this proxy statement and the annexes attached hereto to vote your shares at the Special Meeting. We have not authorized anyone to provide you with information that is different from that contained in this proxy statement or such annexes.
This proxy statement is dated April 4, 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.
Policies and Procedures for Related Person Transactions

We have adopted a formal written policy providing that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class of its capital stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of our audit and risk committee, subject to the exceptions described below.

A related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy.

Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder, to enable it to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under its code of conduct and ethics, employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit and risk committee, or other independent body of the Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, its best interests and those of its stockholders, as its audit and risk committee, or other independent body of the Board, determines in the good faith exercise of its discretion.

Our audit and risk committee has determined that certain transactions will not require their approval, including certain employment arrangements of officers, director compensation, transactions with another company at which a related party’s only relationship is as a director, non-executive employee or beneficial owner of less than 10% of that company’s outstanding capital stock, transactions where a related party’s interest arises solely from the ownership of our securities and all holders of our securities received the same benefit on a pro rata basis and transactions available to all employees generally.
Other Matters
As of the date hereof, the Company does not know of any other matters that may be presented for action at the Special Meeting other than the NYSE Issuance Proposal and the Reverse Stock Split and Related Matters Proposal.
By Order of the Board of Directors,
/s/ Sean Collins________________
Sean Collins
Chairman of the Board of Directors
April 4, 2024

ANNEX A
Charter Amendment

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BAKKT HOLDINGS, INC.

Bakkt Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:
1.The name of the Corporation is Bakkt Holdings, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 15, 2021.
2.The Corporation’s Certificate of Incorporation is hereby amended as follows:
a.The first sentence of Article IV, Section 4.1 of the Corporation’s Certificate of Incorporation is hereby amended and restated in its entirety as follows:
“The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 41,000,000 shares, consisting of (i) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), and (ii) 40,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), which consists of (A) 30,000,000 shares of Class A common stock (“Class A Common Stock”) and (B) 10,000,000 shares of Class V common stock (“Class V Common Stock”).”
b.    Article IV, Section 4.1 of the Corporation’s Certificate of Incorporation is hereby amended to add the following paragraph at the end of Article IV, Section 4.1:
“Upon the effectiveness of the filing of the Certificate of Amendment to the Certificate of Incorporation adding this paragraph (the “Effective Time”), each twenty-five (25) shares of (i) Class A Common Stock issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, and (ii) Class V Common Stock issued immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class V Common Stock, in each case without any further action by the Corporation or any holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No fractional shares of Class A Common Stock or Class V Common Stock shall be issued in connection with the Reverse Stock Split. Each certificate that immediately prior to the Effective Time represented shares of Class A Common Stock or Class V Common Stock, as applicable (the “Old Certificates”), shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class A Common Stock or Class V Common Stock, respectively, automatically represent that number of shares of Class A Common Stock or Class V Common Stock, as applicable, into which the shares of Class A Common Stock or Class V Common Stock, as applicable, represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

3.This Certificate of Amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
4.This Certificate of Amendment shall become effective on April [__], 2024 at [12:01] [a.m.] Eastern Time.
[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on ____________, 2024.

By: ___________________________________
Name:
Title:

Bakkt

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/BKKT2024SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V42237-S86149 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BAKKT HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
1. To approve the NYSE Issuance Proposal.	☐	☐	☐
2. To approve the Reverse Stock Split and Related Matters Proposal.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:
The Proxy Statement is available at www.proxyvote.com.

V42238-S86149

BAKKT HOLDINGS, INC.
SPECIAL MEETING OF STOCKHOLDERS
APRIL 23, 2024 1:00 P.M. EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Andrew Main, Marc D'Annunzio and Karen Alexander, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) any of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock or Class V Common Stock of BAKKT HOLDINGS, INC. that the stockholder(s) are entitled to vote at the Special Meeting of Stockholders to be held virtually via a live webcast at www.virtualshareholdermeeting.com/BKKT2024SM on April 23, 2024 at 1:00 p.m. Eastern Time.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side